Exhibit 10.28

Global eXchange Services
Where Technology Meets Experience

100 Edison Park Dr., Gaithersburg, MD 20878
PH 301.340.4000 • www.gxs.com

January 20,2004

Rowland Archer
3200 Atlantic Ave., Suite 204
Raleigh, NC 27604

Dear Rowland:

I am pleased to inform you that you are being offered the position of Chief Technology Officer and Vice President, Data Sync Engineering in Raleigh, North Carolina with the HAHT Commerce subsidiary of Global eXchange Services Inc. This position reports to Tasos Tsolakis, Senior Vice President of Global Technology Operations.

This offer is contingent upon the successful closing of the Agreement and Plan of Merger by and between GXS Holdings, Inc., GXS January, Inc., HAHT Commerce, Inc., and certain shareholders of HAHT Commerce, Inc., dated January 14, 2004 (the “Merger Agreement”). This position will be in the Executive Band at a gross annual salary of $175,000.00. You will be eligible to earn a performance bonus for 2004, which will amount to to $45,000 if you achieve at least 100% of the annual performance goals established for you by GXS management. Further details of the requirements of the bonus arrangement will be communicated to you separately. You will also be granted 200,000 GXS stock options, pursuant to the terms of the GXS Holdings Inc. Stock Incentive Plan. As an employee, you will also be eligible to participate in GXS’s comprehensive set of benefit plans.

In addition, your offer of employment is contingent upon certain conditions as described in the enclosed form, “Acknowledgment — Conditions of Employment.” Please be sure to read carefully both this form and the documents it references, which include the GXS Compliance Guide (summarizing the company’s commitment to integrity and business ethics) and the GXS “Employee Innovation and Proprietary Information Agreement.” The referenced documents will be provided to you prior to your start date. Please be sure to complete the actions detailed in the form.

Your employment with the Company will be “at will,” meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without prior notice and with or without cause. Nothing in this letter or any other employment-related documentation provided to you by the company is intended to create or imply a contract of employment for any specific period of time, confer any rights with respect to continuation of employment with the Company, or interfere in any way with your right or the Company’s right, as described above, to terminate the employment relationship.

Finally, to reward your continued involvement and efforts during this challenging period of transition following the Merger Agreement, the Company would like to offer you a special retention bonus arrangement, on the following terms:

     The retention bonus will be paid in two portions. The first portion, representing 40% of your annual base salary, will be paid twelve months immediately following the Closing Date of the Merger (the First Retention Period). The second portion, representing, 60% of your annual base salary, will be paid twenty-four months following the Closing Date of the Merger (the Second Retention Period).

To earn a retention bonus, you must:

(i) Remain employed by GXS during the entirety of the applicable Retention Period;

(ii) Perform in all aspects of your employment during this period in a manner satisfactory to GXS Management, including the successful completion of performance goals which will be provided to you by GXS Management under separate cover; and

(iii) Be an active employee of GXS at the time of payment.

     You must also keep the fact and the terms of this retention bonus arrangement strictly confidential. (Unless otherwise compelled by law, you may share information about this retention bonus only with your spouse, with your legal and/or tax consultant(s), and, subject to the prior approval of the Company’s SVP & General Counsel, with individuals within the Company with a strict need to know.) In addition, you acknowledge that your failure at any time to comply with the confidentiality provisions set forth above will be a breach of your obligations to the Company and of the terms and conditions governing this retention bonus arrangement, which will disqualify you from retention bonus eligibility, and require forfeiture and repayment to the Company of any retention bonus that may have been paid to you.

     The amounts stated above are the gross amounts and will be subject to taxation and tax withholding/deductions in accordance with applicable law or custom. For purposes of this retention bonus arrangement, Annual base salary is defined as your annual base salary as of the time of the bonus payment. The retention bonus will be paid within 30 days following the end of the applicable Retention Period.

     We look forward to having you as a member of our organization and believe that this position will provide you with the kind of challenge and career growth you are seeking.

     If you have questions regarding this offer, please do not hesitate to contact Mark Krusec, Vice President, Compensation and Benefits. His phone number is 301-340-5317.

     Again, on behalf of Global eXchange Services, I am pleased to offer you this exciting opportunity and look forward to hearing from you. Please indicate your acceptance of this offer of employment, including the terms of the special retention bonus arrangement, by signing below and returning the signed original of this letter to me.

Sincerely,

/s/ Bruce Hunter

Bruce Hunter
Senior Vice President and General Counsel

Enclosures

Accepted:	/s/ Rowland Archer	Date:	1/23/2004